EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Genaera Corporation:

We consent to the use of our report dated March 31, 2008, with respect to the balance sheets of Genaera Corporation as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for the years then ended, incorporated herein by reference.

Our report dated March 31, 2008 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 7, 2008